Exhibit 99.1

Spartan Motors Reports Third Quarter 2018 Results

Sales Up 20% with Continued Strong Backlog

CHARLOTTE, Mich., October 31, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the third quarter ended September 30, 2018.

Third Quarter 2018 Overview

For the third quarter of 2018 compared to the third quarter of 2017 the results reflect strong revenue growth and continued profitability from all three business segments. However, the results were negatively impacted by industry-wide headwinds, including tariff-driven increases in commodity and component costs, chassis shortages, supplier component delays, freight costs and disruptions, and labor shortages, which resulted in production and labor inefficiencies and shipment delays.

●	Sales increased $37.0 million, or 19.6%, to $226.2 million, from $189.2 million.
●	Gross profit margin decreased 350 basis points to 11.6% of sales, from 15.1% of sales.
●

Net income decreased $8.3 million, or 61.5%, to $5.2 million, or $0.15 per share, from $13.5 million, or $0.38 per share. The prior year net income includes the benefit from a $6.3 million, or $0.18 per share, tax valuation allowance adjustment due to the Company’s improved financial condition.

●	Adjusted EBITDA decreased 17.8% to $10.6 million, or 4.7% of sales, from $12.9 million, or 6.8% of sales.
●

Adjusted net income decreased $1.4 million, or 18.9%, to $6.0 million, or $0.17 per share, from $7.4 million, or $0.21 per share, which excludes the $6.3 million, or $0.18 per share, tax valuation allowance adjustment.

●

Consolidated backlog, excluding the multi-year USPS truck body order at September 30, 2018 totaled $325.9 million, essentially flat, compared to $323.4 million at September 30, 2017. Including the USPS order, consolidated backlog, totaled $484.9 million compared to $537.7 million a year ago.

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard ("ASC 606") using the modified retrospective transition method. The adoption of ASC 606 decreased third quarter reported consolidated sales by $4.9 million, decreased net income by $0.2 million, and reduced reported consolidated backlog by $32.2 million. For more details regarding ASC 606 and its impact on the Company's financial results, see the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2018.

“Our third quarter sales were up significantly year-over-year and all three of our segments remained profitable.  Despite that progress, unexpected industry-wide headwinds negatively impacted our profitability for the period,” said Daryl Adams, President and Chief Executive Officer.  “As it stands, our results were hindered by multiple external factors, which resulted in production and labor inefficiencies and shipment delays.  If not for the significant industry-wide headwinds and the operating issues we sustained as a result, we would have exceeded our internal operating plan for the quarter.”

Spartan Motors, Inc

Fleet Vehicles and Services (FVS)

FVS segment sales increased $39.8 million, or 50.6%, to $118.4 million from $78.6 million. The revenue increase was primarily due to increased volume relating to USPS truck body, Reach® vehicle, and upfits. The adoption of ASC 606 increased reported segment sales by $0.9 million.

Adjusted EBITDA decreased $1.6 million to $7.2 million, or 6.1% of sales, from $8.8 million, or 11.2% of sales, a year ago. The adjusted EBITDA decrease is primarily due to unfavorable sales mix, tariff-driven increases in commodity and component costs, chassis shortages, supplier component delays, and increased freight costs and disruptions. These factors resulted in production and labor inefficiencies as well as unit shipment delays. The adoption of ASC 606 had minimal impact on reported segment adjusted EBITDA.

The segment backlog, excluding the multi-year USPS truck body order at September 30, 2018, totaled $116.2 million, up 48.6%, compared to $78.2 million at September 30, 2017. Including the USPS order, segment backlog totaled $275.2 million compared to $292.5 million a year ago. The adoption of ASC 606 reduced reported segment backlog by $9.3 million.

Emergency Response (ER)

ER segment sales decreased $5.6 million to $60.3 million, or 8.5%, from $65.9 million. The decrease is primarily due to lower volume and unfavorable sales mix, partially offset by pricing changes realized in 2018. The adoption of ASC 606 decreased reported segment sales by $5.8 million.

Adjusted EBITDA decreased $1.9 million to $0.6 million, or 1.0% of sales, from $2.5 million, or 3.8% of sales, a year ago, primarily due to reduced volume, tariff-driven increases in commodity and component costs and supplier component delays resulting in production and labor inefficiencies. The adoption of ASC 606 decreased reported segment adjusted EBITDA by $0.3 million.

The segment backlog at September 30, 2018, totaled $175.7 million, down 17.6%, compared to $213.3 million at September 30, 2017. The adoption of ASC 606 reduced reported segment backlog by $22.8 million.

Specialty Chassis and Vehicles (SCV)

SCV segment sales increased 5.5% to $51.7 million from $49.0 million a year ago. Revenues were driven mainly by a $1.9 million increase in luxury motor coach chassis sales, due to increased unit volume driven by market share gains and continued industry demand.

Adjusted EBITDA increased $0.8 million to $5.9 million, or 11.4% of sales, from $5.1 million, or 10.5% of sales, a year ago, mainly due to the strong demand for luxury motor coach chassis, partially offset by tariff-driven increases in commodity and component costs, increased freight costs and disruptions, and chassis component and labor shortages, resulting in production and labor inefficiencies.

The segment backlog at September 30, 2018, totaled $34.0 million, up 6.6%, compared to $31.9 million at September 30, 2017.

2018 Outlook

“The underlying business fundamentals in each of our business segments remain strong, as indicated by our strong backlog, despite the increased industry-wide headwinds,” said Matt Long, Interim Chief Financial Officer. “We remain encouraged by the continued strength of orders across all of our business segments. As we head into the remainder of the year, we have taken proactive steps and cost reduction actions to help mitigate the unfavorable market conditions experienced in the third quarter.”

Based on year-to-date results, the Company is adjusting its previous guidance for 2018 as follows:

●	Revenue to be in the range of $790.0 - $815.0 million, unchanged
●	Net income of $14.4 - $16.4 million, changed from $20.2 - $22.4 million

●	Adjusted EBITDA of $29.3 - $31.3 million, changed from $39.0 - $42.0 million
●	Effective tax rate of approximately 24.5%
●	Earnings per share of $0.41 - $0.47, changed from $0.58 - $0.64, assuming approximately 35.3 million shares outstanding
●	Adjusted earnings per share of $0.42 - $0.48, changed from $0.60 - $0.66

“While we expect near-term growth and profitability challenges from these recent headwinds to impact the fourth quarter, our long-term expectations have not changed,” Adams concluded. “Our long-term growth strategy, fueled by continued demand for our last-mile delivery vehicles, remains strong. We see opportunities for sustained revenue and margin expansion through 2020 and beyond, although it may take longer than originally anticipated. We remain focused on executing our overall strategic plan, including our capital allocation strategy, which prioritizes the funding of our growth initiatives, including acquisitions, and increasing shareholder value.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10124900

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and Second-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Nebraska, South Carolina, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	September 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$15,667	$33,523
Accounts receivable, less allowance of $139 and $139	109,946	83,147
Contract assets	43,576	-
Inventories	75,759	77,692
Other current assets	4,828	4,425
Total current assets	249,776	198,787

Property, plant and equipment, net	55,547	55,177
Goodwill	27,417	27,417
Intangible assets, net	8,815	9,427
Other assets	2,713	3,072
Net deferred tax asset	5,627	7,284
TOTAL ASSETS	$349,895	$301,164

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$92,598	$40,643
Accrued warranty	16,243	18,268
Accrued compensation and related taxes	9,236	13,264
Deposits from customers	15,074	25,422
Other current liabilities and accrued expenses	9,946	12,071
Current portion of long-term debt	62	64
Total current liabilities	143,159	109,732

Other non-current liabilities	4,452	5,238
Long-term debt, less current portion	18,560	17,925
Total liabilities	166,171	132,895
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,170 and 35,097 outstanding	352	351
Additional paid in capital	80,086	79,721
Retained earnings	103,944	88,855
Total Spartan Motors, Inc. shareholders’ equity	184,382	168,927
Non-controlling interest	(658)	(658)
Total shareholders’ equity	183,724	168,269
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$349,895	$301,164

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Sales	$226,183	$189,215	$583,203	$526,029
Cost of products sold	199,965	160,564	508,457	461,327
Restructuring charges	25	-	25	156
Gross profit	26,193	28,651	74,721	64,546

Operating expenses:
Research and development	2,117	1,598	5,323	5,265
Selling, general and administrative	17,251	17,057	54,163	48,160
Restructuring charges	476	232	1,292	1,044
Total operating expenses	19,844	18,887	60,778	54,469

Operating income	6,349	9,764	13,943	10,077

Other income (expense):
Interest expense	(225)	(189)	(817)	(582)
Interest and other income	156	159	2,581	438
Total other income (expense)	(69)	(30)	1,764	(144)
Income before taxes	6,280	9,734	15,707	9,933

Taxes	1,037	(3,736)	2,527	(3,561)

Net Income	5,243	13,470	13,180	13,494

Less: net loss attributable to non-controlling interest	-	-	-	(1)

Net income attributable to Spartan Motors Inc.	$5,243	$13,470	$13,180	$13,495

Basic net earnings per share	$0.15	$0.38	$0.37	$0.39

Diluted net earnings per share	$0.15	$0.38	$0.37	$0.39

Basic weighted average common shares outstanding	35,182	35,105	35,179	34,882

Diluted weighted average common shares outstanding	35,182	35,105	35,179	34,882

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$91,984	$-	$4,188	$(4,188)	$91,984
Emergency response vehicle sales	-	57,549	-	-	57,549
Motorhome chassis sales	-	-	38,892	-	38,892
Other specialty chassis and vehicles	-	-	5,453	-	5,453
Aftermarket parts and assemblies	26,449	2,714	3,142	-	32,305
Total sales	$118,433	$60,263	$51,675	$(4,188)	$226,183

Adjusted EBITDA	$7,243	$601	$5,919	$(3,180)	$10,583

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$66,850	$-	$4,312	$(4,312)	$66,850
Emergency response vehicle sales	-	63,369	-	-	63,369
Motorhome chassis sales	-	-	37,034	-	37,034
Other specialty chassis and vehicles	-	-	4,738	-	4,738
Aftermarket parts and assemblies	11,787	2,503	2,934	-	17,224
Total sales	$78,637	$65,872	$49,018	$(4,312)	$189,215

Adjusted EBITDA	$8,785	$2,501	$5,149	$(3,541)	$12,894

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Sep. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017
Fleet Vehicles and Services*	$275,216	$313,374	$335,325	$267,698	$292,540

Emergency Response Vehicles*	175,699	175,603	189,627	233,583	213,334

Motorhome Chassis *	32,137	33,511	28,463	33,191	31,179
Other Vehicles	-	-	36	-	-
Aftermarket Parts and Assemblies	1,861	1,612	1,164	615	694
Total Specialty Chassis and Vehicles	33,998	35,123	29,663	33,806	31,873

Total Backlog	$484,913	$524,100	$554,615	$535,087	$537,747

* Anticipated time to fill backlog orders at September 30, 2018; 12 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 8 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted adjusted EBITDA, and forecasted adjusted earnings per share, which are all non-GAAP financial measures. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our operations, various items related to business acquisition and strategic planning activities, and the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017.

We present the non-GAAP measures adjusted EBITDA, adjusted net income and adjusted earnings per share because we consider them to be important supplemental measures of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. The presentation of adjusted net income and adjusted earnings per share enables investors to better understand our operations by removing the impact of tax adjustments, including the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017, and other items that we believe are not indicative of our longer term operating trends. We believe these measures to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting these non-GAAP measures is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of these non-GAAP measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of these disclosures.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. In addition, non-GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, and comparing our financial performance with our peers. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
Spartan Motors, Inc.	2018	2017
Net income attributable to Spartan Motors, Inc.	$5,243	$13,470
Add (subtract):
Restructuring charges	501	232
Impact of acquisition on timing of chassis revenue recognition	-	108
Acquisition related expenses	267	354
Recall expense	112	(368)
Long-term strategic planning expenses	277	-
Litigation settlement	321	-
Deferred tax asset valuation allowance	(373)	(6,295)
Tax effect of adjustments	(360)	(98)
Adjusted net income attributable to Spartan Motors, Inc.	$5,988	$7,403

Net income attributable to Spartan Motors, Inc.	$5,243	$13,470
Add (subtract):
Depreciation and amortization	2,600	2,645
Taxes on income	1,037	(3,736)
Interest expense	225	189
EBITDA	$9,105	$12,568

Add (subtract):
Restructuring charges	501	232
Impact of acquisition on timing of chassis revenue recognition	-	108
Acquisition related expenses	267	354
Recall expense	112	(368)
Long-term strategic planning expenses	277	-
Litigation settlement	321	-
Adjusted EBITDA	$10,583	$12,894

Diluted net earnings per share	$0.15	$0.38
Add (subtract):
Restructuring charges	0.01	0.01
Litigation settlement	0.01	-
Acquisition related expenses	0.01	0.01
Recall expense	-	(0.01)
Long-term strategic planning expenses	0.01	-
Deferred tax asset valuation allowance	(0.01)	(0.18)
Tax effect of adjustments	(0.01)	-
Adjusted diluted net earnings per share	$0.17	$0.21

Financial Summary (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2018	2017

Total segment adjusted EBITDA	$13,763	$16,435
Add (subtract):
Interest expense	(225)	(189)
Depreciation and amortization expense	(2,600)	(2,645)
Restructuring expense	(501)	(232)
Acquisition expense	(267)	(354)
Recall expense	(112)	368
Litigation Settlement	(321)	-
Long-term strategic planning expenses	(277)	-
Impact of acquisition on timing of chassis revenue recognition	-	(108)
Unallocated corporate expenses	(3,180)	(3,541)

Consolidated income before taxes	$6,280	$9,734

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2018
	Low	Mid	High
Net income attributable to Spartan Motors, Inc.	$14,448	$15,448	$16,448
Add:
Depreciation and amortization	10,310	10,310	10,310
Interest expense	967	967	967
Taxes	2,609	2,609	2,609
EBITDA	28,334	29,334	30,334

Add:
Restructuring charges	966	966	966
Adjusted EBITDA	$29,300	$30,300	$31,300

Earnings per share	$0.41	$0.44	$0.47
Add:
Restructuring charges	0.03	0.03	0.03
Less tax effect of adjustments	(0.02)	(0.02)	(0.02)
Adjusted earnings per share	$0.42	$0.45	$0.48